EX-16(15)
                     Unaudited Interim Financial Information



               Letter Re: Unaudited Interim Financial Information


Aetna Life Insurance and Annuity Company
Hartford, Connecticut

Ladies and Gentlemen:

With respect to the registration statement on Form S-2, filed by Aetna Life Insurance and Annuity Company and Subsidiary, we acknowledge our awareness of the use therein of our report dated April 27, 1999 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


                                    /s/ KPMG LLP


February 18, 2000